Exhibit 15.28

CREDIT AGREEMENT

2013-0045954LN

This Credit Agreement (the “Agreement”) is made on this day the December 23, 2013 by and between:

1.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., a banking corporation organized and existing under the laws of Japan, in this matter acting through its branch office in Jakarta, having its legal domicile in Jakarta (hereinafter referred to as the “Bank”); and

2.

PT INDOSAT Tbk, a limited liability company organized and existing under the laws of the Republic of Indonesia, having its legal domicile in Central Jakarta (hereinafter referred to as the “Borrower”).

(The Bank and the Borrower jointly referred to as “Parties”, individually “Party”).

WHEREAS, the Borrower has requested the Bank, and the Bank has agreed subject to the terms and conditions of this Agreement, including the schedule(s) hereto, to grant one or more credit facility(ies) (“Credit Facility”) to the Borrower, in an aggregate principal amount at any one time outstanding, and in the form as specified in the schedule duly signed by the Parties and attached to this Agreement which constitutes an integral and inseparable part hereof (hereinafter together with its amendment, renewals, extension or supplement referred to as the “Schedule”).

NOW, THEREFORE, the Parties hereto agree to enter into this Agreement on the following terms and conditions:

Article 1

Definition

“Active Infrastructure Assets” mean fiber, transmission equipment and radio access network.

“Alternative Active Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the

Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Active Infrastructure Assets to one or more Network JVs, and such Network JV or Network JVs contractually accept obligations in connection with the management and/or operation and/or which may be incident or not to ownership of the subject Active Infrastructure Assets for any period, any of which may include or not to the transfer of or agreement to transfer legal title to any right and/or Borrower’s or Subsidiary’s assets to such Network JV or the sale, lease, transfer, issuance or disposition of right and/or Borrower’s or Subsidiary’s assets to such Network JV (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether pursuant to lease agreement or others) all or a portion of such Active Infrastructure Assets.

“Alternative Passive Infrastructure Asset Transaction” means, with respect to the Borrower or any Subsidiary, any transaction (or series of related transactions) pursuant to which the Borrower or such Subsidiary contractually grants management and/or operational rights and benefits and/or some or substantially all of the rights and benefits of ownership of one or more Indosat Towers to one or more persons, and such person or persons contractually accept obligations in connection with the management and/or operation and/or which may or may not be incident to ownership of the subject Indosat Towers for any period, any of which may or may not include the transfer of or agreement to transfer legal title to any right and/or asset to such person or the sale, lease, transfer, issuance or disposition of any right and/or asset to such person (or any agreement to do the foregoing), in any such case, where Borrower or any Subsidiary continues to have the right to use (whether or not pursuant to any lease or otherwise) all or a portion of such Indosat Towers.

“Break Costs” means the cost that shall be paid by Borrower due to the Borrower making early repayment, calculated from the date of the early repayment until the relevant repayment date. Break Cost shall be calculated based on and equivalent with the relevant market cost for the same period as the relevant repayment date when such early payment is made.

“Business Day” means a day (excluding Saturday, Sunday and public holiday) of which commercial banks are open for general banking business in Jakarta.

“Net Debt” means, Total Consolidated Debt less

(i)	the consolidated cash and cash equivalents, and

(ii)	Financial Investment

“Total Consolidated Debt” means,

(i)

the principal of, and premium (if any), in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds, sukuk or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest; and

(ii)

all obligation of such person in relation to procurement payables constituting account payable to such person’s suppliers: (a) which bear interest or; and (b) payment for such accounts payable is due more than six (6) months after the date of invoice.

but, in relation to any member of the Group, deducting all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to such member of Group which is subordinated to any indebtedness falling under (i) or (ii) above.

“Group” means PT Indosat Tbk and its subsidiaries.

“EBITDA” means for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income expenses and extraordinary and exceptional items) plus depreciation and amortization and, in the case of any testing or calculation of the ratio of Net Debt to EBITDA, after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

“Equity” means total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Borrower to any member of the Group which is subordinated to any Debt.

“Financial Investment” means any of the following:

(a)

Investments in U.S. Government Obligations and Indonesian Government Obligations maturing within 365 (three hundred sixty five) days of the date of acquisition thereof; provided that the amount of investments in Indonesian Government Obligations at any one time outstanding, together with the amount of investments in SBIs made under clause (c) below, shall not exceed an aggregate amount of US$50,000,000 (fifty million United States dollars) (or the equivalent thereof in other currency);

(b)

Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 (ninety) days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof, Australia, Belgium, Canada, England, France, Germany, Hong Kong, The Netherlands, New Zealand, Qatar or Singapore having capital, surplus and undivided profits aggregating in excess of US$500,000,000 (five hundred million United States dollars) and whose long-term debt is rated “A-3” or “A- ” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”);

(c)

SBIs maturing within 365 (three hundred sixty five) days of the acquisition thereof; provided that the amount of investments in SBIs at any one time outstanding, together with the amount of investments in Indonesian Government Obligations made under clause (a) above, shall not exceed an aggregate amount of US$50,000,000 (fifty million United States dollars) (or the Dollar equivalent thereof);

(d)	repurchase obligations with a term of not more than 30 (thirty) days for underlying securities of the types described in clause (a) entered into with:

(i)	a bank meeting the qualifications described in clause (b) above, or

(ii)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(e)

Investments in commercial paper, maturing not more than 90 (ninety) days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-l” (or higher) according to Moody’s or “A-l” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”);

(f)

Investments in debt securities issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the Republic of Indonesia with a rating at the time as of which any investment therein is made of “B3” (or higher) according to Moody’s or “B-” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”); provided that such investments at any one time outstanding shall not exceed US$10,000,000 (ten million United States dollar);

(g)

Direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option; provided that:

(i)

the long-term debt of such state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”), and

(ii)	such obligations mature within 180 (one hundred eighty) days of the date of acquisition thereof;

(h)

Investments in debt securities maturing not more than 365 (three hundred sixty five) days after the date of acquisition issued by a corporation (other than an Affiliate of the Borrower), the repayment of principal of which is guaranteed by a bank or trust company meeting the requirements described in clause (b) of this definition; provided that the amount of such investments at any one time outstanding shall not exceed US$10,000,000 (ten million United States dollars);

(i)

Investments in money market mutual funds with a rating at the time as of which any investment therein is made of “Aa2” (or higher) according to Moody’s or “AA” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization”); and

(j)

Investments of the type described in clauses (b) and (c) above issued by or entered into with any bank incorporated or licensed to operate under the laws of the Republic of Indonesia whose long term debt is rated “A” or higher according to at least one recognized statistical rating organization in Indonesia (which may be a domestic or international rating organization) and which has capital and surplus in excess of US$200,000,000 (two hundred million United States dollars); provided that an investment of no more than US$100,000,000 (one hundred million United States dollars) may be made in any one such entity on any date.

“Indosat Towers” means telecommunication tower structures designed and constructed specially to support antennae for transmission or reception and retransmission of electronic signals in the Telecommunication Business, including associated civil and mechanical structure and interest in the real property on which any such tower structure is located.

“Interest Period” shall mean the period commencing on the date an Advance is made and having a duration as specified in the Schedule, provided that if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next Business Day (unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day.

“Material” means a value which equals or exceeds 20% (twenty percent) of the Equity.

“Network JV” shall mean an incorporated or unincorporated company (including any corporation or limited liability company), association, partnership or joint venture, in which the Borrower or any of its subsidiaries holds at least a 25% (twenty five percent) equity interest, established in connection with a Network Sharing Arrangement and any of its subsidiaries.

“Network Sharing Arrangement” shall mean a bona fide arrangement between two or more telecommunications services and/or network providers for the purpose of sharing telecommunications network, transmission and related equipment (including Active Infrastructure Assets) relating to their respective Telecommunications Businesses, including arrangements involving the sharing of part or all of a radio access network or core network.

“Permitted Collateral or Guarantee” means

(a)

Existing Collateral and Guarantee of the Borrower, provided that if an asset made as Collateral or Guarantee has been released as security, then such asset may be legally bound again as Collateral and Guarantee in the interest of another party than Bank;

(b)	Collateral and Guarantee given for a deposit, or to guarantee the payment of an import duty or rent;

(c)	Collateral and Guarantee given in order to secure certain obligations in respect of the Borrower’s accounts payable in its day-to-day business;

(d)	Collateral and Guarantee with respect to an allowance for taxes payable;

(e)

Collateral and Guarantee for financing the acquisition of an asset on credit in general, for export credit or a supplier, and for vendor financing or leasing, in which such asset will be the object of the Collateral and Guarantee for the said financing;

(f)	Collateral and Guarantee for syariah financing provided that the value for one book year does not exceed the Material value;

(g)	Collateral and Guarantee given for the financing of a cooperative project between the Borrower and another party in which the financing is provided by such other party;

(h)	Collateral and Guarantee given for the purpose of the tender process for the implementation of a project carried out by the Borrower;

(i)	Collateral and Guarantee given with respect to Qualified Asset Sale.

“Subsidiary” means any company whose:

(a)	shares are directly or indirectly controlled by the Borrower for at least 50% (fifty percent) of the total number of shares issued in such company; and

(b)	financial statement is consolidated with that of the Borrower in accordance with the generally accepted accounting principles in Indonesia.

“Telecommunications Business” means the business of:

(a)

providing telecommunication networks, telecommunication services as well as information technology and/or convergence technology services, including but not limited to provisioning of basic telephony services, multimedia services, internet telephony services for public interest, network access point services, internet services, mobile telecommunication networks and fixed telecommunication networks; and

(b)

engaging in the payment transaction and money transfer service through telecommunication networks as well as information technology and/or convergence technology and all supporting business activities relating thereto.

“Total Assets” means, as of any date of determination, the total consolidated assets recorded in the Borrower’s most recent quarterly consolidated financial statements prepared in accordance with the applicable Indonesia accounting standard.

“Qualified Active Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

(a)

(x) any transaction (or series of related transactions) involving the disposal to any Network JV of any Active Infrastructure Assets (or part(s) thereof) directly or through the sale of shares in a Subsidiary to any Network JV, where the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% (twenty percent) of the Total Assets; or (y) any Alternative Active Infrastructure Asset Transaction, where the aggregate principal value or aggregate principal consideration received or receivable for such Alternative Active Infrastructure Asset Transaction does not exceed 20% (twenty percent) of the Total Assets;

(b)

any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Active Infrastructure Assets (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involves any disposal to a Network JV of any Active Infrastructure Assets (or part(s) thereof) which complied with clause (a)(x) hereof and an Alternative Active Infrastructure Asset Transaction which complied with clause (a)(y) hereof; provided that the aggregate principal value or aggregate principal consideration received or receivable from such transaction (or series of related transactions) does not exceed 20% (twenty percent) of the Total Assets.

“Qualified Passive Infrastructure Asset Sale” means, with respect to the Borrower or any Subsidiary, any or combination of the following:

(a)

(x) any transaction (or series of related transactions) involving the disposal and lease back or further disposal and lease back of any Indosat Towers (or part(s) thereof), directly or through the sale of shares in a Subsidiary; and/or (y) any Alternative Passive Infrastructure Asset Transaction;

(b)

any sale, lease, transfer, issuance or other disposition and any leaseback or repurchase of Indosat Towers (or part(s) thereof) directly or through the sale or repurchase of shares in a Subsidiary which occurs pursuant to the agreements for a transaction (or series of related transactions) which involve a disposal and leaseback of any Indosat Towers (or part(s) thereof) which complied with clause (a)(x) hereof and/or an Alternative Passive Infrastructure Asset Transaction which complied with clause (a)(y) hereof.

“Qualified Asset Sale” means a Qualified Active Infrastructure Asset Sale or a Qualified Passive Infrastructure Asset Sale.

Article 2

Credit Facility

2.1	The Advance

Subject to the terms and conditions of this Agreement, including but not limited to fulfillment of the conditions precedent herein, the Bank agrees to grant a committed credit facility to the Borrower, by way of cash advances (each “an Advance”), in an aggregate principal amount and in the currency as set forth in the Schedule.

Subject to other terms and conditions of the Agreement, the Borrower may use the Facility by drawing one or more Advances during the Availability Period.

2.2	Manner of Borrowing

In addition to any requirements mentioned in the Schedule, each Advance shall be made only on a Business Day, as requested to the Bank by the Borrower in a notice of borrowing which must be received by the Bank at least 2 (two) Business Days prior to the proposed date of borrowing. The notice of borrowing shall also specify the proposed amount of an advance, shall be substantially in the form of Exhibit A hereto and shall be irrevocable upon receipt by the Bank (unless the Bank otherwise consents in writing).

Subject to the terms and conditions of this Agreement, the Bank shall disburse the amount of an Advance to the Borrower by depositing the borrowed amount to the account of the Borrower with the Bank or to such other account at such place as will be notified by the Borrower in writing to the Bank.

The Borrower’s obligation to repay each of the advances shall be evidenced by the notice of borrowing as per Exhibit A. The issue of the instrument shall not constitute a novation.

Notice of confirmation on rollover of the Credit Facility, signed by the authorized representative(s) of the Borrower, may be sent by the Borrower in accordance with the mandate given by the Borrower and registered with the Bank from time to time, which shall supplement, form a part of and subject to this Agreement.

The Bank shall not be responsible or liable for any consequences that may arise from acting on Borrower’s instructions as aforesaid.

2.3	Confirmation of Indebtedness

The Borrower confirms and acknowledges that the Borrower shall be truly and legally indebted to the Bank in an amount equal to the actual principal amount of an Advance outstanding from time to time plus interest, interest on overdue amount if any, expenses and all other amounts payable by the Borrower under this Agreement (the “Indebtedness”). The Bank accepts such acknowledgment of indebtedness by the Borrower. The books and records of the Bank constitute legal and binding evidence, except for manifest error, of the total amount of Indebtedness of the Borrower to the Bank under this Agreement.

2.4	Use of Proceeds

The Borrower shall use the proceeds of an Advance for the purposes as set forth in the Schedule and for no other purposes. Without prejudice to this obligation of the Borrower, the Bank shall not be obliged to concern itself with and shall have no responsibility for the application of an Advance by the Borrower.

2.5	Change of Circumstances

If a change occurred in the conditions or circumstances pursuant to which it has made its credit decision to grant the Advance (including matters relating to the Borrower’s performance and ability to fulfill its obligations hereunder as per requirement under prevailing Bank Indonesia Regulation No. 7/2/PBI/2005 (as amended)) and such circumstances is not remedied by Borrower within 30 (thirty) calendar days as of the date of a written notice thereof is given by the Bank to Borrower, the Bank may refuse to disburse or cancel at any time and/or automatically any part of the Advance that have not been drawn by the Borrower. No commitment fee is chargeable to the Borrower for any undrawn portion as a result of such refusal or cancellation.

Article 3

Conditions Precedent

3.1

The obligation of the Bank to make the Credit Facility is subject to the conditions precedent that the Bank shall have received the following documents, in form and substance satisfactory to the Bank, at least 4 (four) Business Days prior to the date of the relevant Advance being disbursed.

(a)	Articles of Association

A certified copy of the Borrower’s Articles of Association, and any amendment(s) thereof certified by an authorized representative of the Borrower;

(b)	Shareholders Resolutions

A certified copy of the minutes of general meeting of shareholders with respect to the appointment of current members of the Board of Directors and Commissioners of the Borrower certified by an authorized representative of the Borrower together with the notice to and receipt by Ministry of Law and Human Rights of the Republic of Indonesia;

(c)	Business Licenses

A certified copy of the business licenses of the Borrower, redacted as necessary as not to show any information that would be deemed confidential, and any amendments or extension thereof;

(d)	Specimen Signature

A certificate of person(s) authorized to act for and on behalf of the Borrower;

(e)	Corporate Approval

The corporate approval as specifically required under the Borrower’s Articles of Association to enter into this Agreement, or any other agreements or documents contemplated thereby; and

(f)	Fees

Payment of any fees as required in the Schedule.

3.2	The obligation of the Bank to make the Credit Facility is subject to the further conditions precedent that at least 2 (two) Business Days prior to the making of the Credit Facility:

(a)	there exists no Event of Default as per Article 11 of this Agreement and no event which with the giving of notice or passing of time or both would constitute an Event of Default under this Agreement;

(b)	all representations and warranties of the Borrower set forth in this Agreement, including the Schedule, are true and correct in all material respect; and

(c)	the Bank receives a notice of borrowing in the form set forth in Exhibit A.

Article 4

Interest

4.1	Interest

The Borrower agrees to pay interest to the Bank on the repayment date (computed on the basis of a year of 360 (three hundred sixty) days and the actual number of days elapsed) on the unpaid principal amount of the relevant Advance, from and including the date the relevant Advance was made until it is paid in full, at a rate per-annum as specified in the Schedule.

If 2 (two) or more interest periods relating to advances made under the same facility end at the same time, then, on the last day of those interest periods, the advances to which they relate shall be consolidated into and thereafter treated in all respects as a single advance.

4.2	Interest on Overdue Amount

If the principal or any other amount whatsoever including but not limited to all costs and expenses incurred by the Bank hereunder which must be reimbursed by the Borrower, shall not be paid in full when due hereunder (whether at stated maturity, by acceleration or otherwise), the Borrower agrees to pay interest on such unpaid amount, from and including the due date thereof until the same is paid in full, to the extent permitted by law, at the default rate of 2% (two percent) above the interest rate specified in the Schedule. Such interest shall be calculated on the basis of days elapsed (including the day the Bank has received all payments in full), and a year of 360 (three hundred sixty) days and be payable on demand.

The provisions of any default interest shall not be construed to allow the Borrower to make payment of any amount beyond the due date determined in this Agreement nor shall the payment thereof be construed as a waiver or cure of any Event of Default.

Article 5

Repayment

5.1	Repayment

(i)

The Borrower agrees to repay each Advance to the Bank on the repayment date at the times and in the manner expressly provided for in this Agreement. On or before the expiry of the Availability Period specified in the Schedule, any Advance so repaid may be available for reborrowing in accordance with the terms and conditions of this Agreement.

Any repayment made on the due date of Interest Period shall not apply Break Cost.

(ii)	The Borrower shall repay the aggregate principal amount of all Advances then outstanding together with all accrued interest and other amounts payable under this Agreement in full on the Maturity Date.

5.2	Payments

All amounts whatsoever payable by the Borrower to the Bank under the Agreement shall be made in the same currency of each Advance without deduction, set-off or counterclaim in immediately available funds by depositing, not later than on the due date as specified in the Schedule, the amount of such payment to the account of the Bank or to such other account at a place as the Bank may by notice specify. If any payment falls due on a day which is not a Business Day, such payment shall be made on the next Business Day, unless such next Business Day falls in the following calendar month, in which case such payment shall be made on the preceding Business Day.

5.3	Early Repayment

The Borrower may prepay any Advances in whole or in part subject to giving the Bank with 5 (five) Business Days prior written notice and subject to the Bank receives payment of Break Costs as determined by the Bank . Such notice shall be irrevocable and effective only upon receipt and shall specify the principal amount of an Advance to be prepaid and the prepayment date.

5.4	Credit Facility Record

The Bank shall maintain in its books a record of the credit facility in the Borrower’s name showing the amount of all Advances, computation and payment of interest, interest on overdue amounts and other amounts due and sums paid hereunder or under any other documents contemplated hereby. Such record of the credit facility shall be conclusive and binding evidence on the Parties hereto save for any manifest error.

Article 6

Yield Protection

6.1	Taxes

All payments to be made by the Borrower to the Bank hereunder whether in respect of principal, interest, fees or any other item, shall be made in full, free and clear of and without deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) unless the Borrower is required by law to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made, provided that:

(i)	the Borrower shall ensure that the amount so deducted does not exceed the minimum legally required by the appropriate authorities to be so deducted; and

(ii)	the Borrower shall each time at the latest within 15 (fifteen) days as of the payment of such tax, forward a copy of the relevant tax payment certificate to the Bank.

Without prejudice to the above provisions, if the Bank is required to make any payment on account of tax or otherwise (not being a tax imposed on the net income of the Bank) on or in relation to any sum received or receivable by it hereunder or any liability in respect of any such payment is asserted, imposed, levied, or assessed against the Bank, the Borrower shall, upon demand by the Bank, indemnify and hold harmless the Bank from and against that payment or liability, together with any interest, penalties or expenses payable or incurred in connection therewith. The Bank shall have a separate cause of action to recover such liability.

6.2	Increased Cost

Anything in the Agreement to the contrary notwithstanding, in the event that any change in applicable law or regulations that change the basis of payments to the Bank of any amounts whatsoever payable under the Agreement including any reserve, special deposit or similar requirements against the Bank, or any other condition effecting the Agreement or the Credit Facility, to the extent that resulted in an increase of the cost to the Bank of making or maintaining Credit Facility, or reduces the effective return to the Bank under all or any part of the Credit Facility provided under this Agreement (the “Increased Cost”), then the Borrower shall compensate and pay to the Bank upon written demand of the Bank such Increased Cost (in the same currency as the relevant Advance). The Bank shall, as soon as practicable after a written demand by the Borrower, provide an official certificate confirming the amount of the Increased Cost along with bona fide evidence thereto.

6.3	Break Costs

The Borrower shall reimburse the Bank (in the same currency as the Credit Facility) on demand for Break Costs incurred by the Bank, as a result of early payment by the Borrower pursuant to this Agreement.

6.4	Illegality

Anything in the Agreement to the contrary notwithstanding, if a change in applicable law, rule or regulation within the Republic of Indonesia shall make it unlawful for the Bank to maintain the Credit Facility, then (i) the Bank shall not thereafter be obliged to make any advances hereunder and the amount of the Credit Facility shall be immediately reduced to zero, and (ii) the principal of the relevant Advance, together with interest accrued thereon and all other amounts payable by the Borrower under the Agreement, shall forthwith be repaid in full by the Borrower.

6.5	Mandatory Prepayment

If the Borrower is obligated to prepay all Advances then outstanding pursuant to condition of illegality pursuant to paragraph 6.4 above, the Borrower shall mandatory prepay such amounts, together with interest accrued thereon to the date of prepayment. In this event, Bank shall not apply any Break Costs to the Borrower.

Article 7

Costs and Expenses

The Borrower agrees that, it will pay all expenses in relation to the drawing up of this Agreement and its enforcement and reimburse the Bank on demand for all cost, fee and expenses of collection (including, without limitation, upfront fee, commitment fee, any reasonably incurred legal fees, and notary fees) incident to the enforcement, protection or preservation of any right or claim of the Bank under the Agreement. The Borrower furthermore agrees to pay all stamp and other duties imposed on the Agreement and shall indemnify the Bank against all liabilities and expenses resulting from any omission to pay or delay in paying any such duty.

Article 8

Representations and Warranties

8.1	The Borrower represents and warrants to the Bank that as of the date of this Agreement:

(a)

it is a company duly established and organized under the laws of the Republic of Indonesia, and is authorized to own its properties and assets and to carry on its business as it is now being conducted;

(b)	the Borrower’s Deed of Establishment, Articles of Association, the composition of the Board of Directors and Commissioners and shareholders are as set forth in Schedule;

(c)

it has full power and authority to make and perform this Agreement, and other documents contemplated thereby have been duly authorized, executed and delivered, and the making and performance thereof do not and will not violate (i) any law or regulation of the Republic of Indonesia or any order of any court, regulatory body or arbitral tribunal, (ii) its Articles of Association, or (iii) any agreement or instrument to which it is a party;

(d)

all approvals, licenses and registrations (if any) by or with any corporate and governmental authority required for it to lawfully enter into, exercise its rights under, make and perform and comply with the obligations expressed to be assumed by it in this Agreement have been obtained or made and are in effect;

(e)	this Agreement and the documents contemplated thereby constitute the legal, valid binding obligations of the Borrower enforceable in accordance with its terms;

(f)

it has not taken any corporate action nor have any other voluntary steps been taken or legal proceedings been started or threatened against it for its winding up, dissolution, administration or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or against any or all of its assets or revenues that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(g)

it is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(h)

except as has been disclosed by the Borrower in writing to the Bank prior to the date hereof, there has not arisen, nor has there been any threat of any item, transaction or event of a material and unusual nature that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(i)

no Event of Default or any event, condition, act or omission which with the giving of notice or the elapse of time or both would constitute an Event of Default under this Agreement has occurred or is continuing;

(j)

there are no existing, pending or threatened actions or proceedings before any court, board or administrative authority or governmental agency or arbitrator which will, or may, materially and adversely affect the ability of the Borrower to perform its payment obligations under this Agreement or any agreement contemplated thereby;

(k)

the officers and representatives of the Borrower executing this Agreement and the other documents called for by the terms of this Agreement are duly and properly in office and are fully authorized to execute the same;

(l)	the Borrower is conducting its business and operations in compliance with all applicable laws and other governmental directives, guidelines and policy statements applicable to it;

(m)

the Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

(n)	the Borrower has good and marketable title to all its properties and assets;

(o)

under the laws of the Republic of Indonesia in force at the date hereof, its Indebtedness under this Agreement ranks and will rank at least pari passu with all its other unsecured and unsubordinated indebtedness with the exception of that which is preferred by the operation of bankruptcy, insolvency and other similar laws of general application;

(p)

the financial statements of the Borrower copies of which have been delivered to the Bank, were prepared in accordance with accounting principles generally accepted in Indonesia and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Borrower and its subsidiaries at the date as of which they were prepared and the results of the operations of the Borrower and its subsidiaries during the financial year then ended, and since publication of the financial statements, there has been no material adverse change in the business or financial condition of the Borrower or any of its subsidiaries.

8.2	All representations and warranties made above and herein shall be deemed repeated at the time of each notice of borrowings is submitted.

Article 9

Affirmative Covenants

The Borrower agrees that until payment in full of all amounts whatsoever payable by the Borrower under this Agreement, it:

(a)

shall utilize the Credit Facility only for the purpose set forth in the Schedule and will pay all its Indebtedness and perform all its obligations promptly and in accordance with the terms of this Agreement;

(b)

shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required by law to enable it lawfully to enter into and perform its obligations under this Agreement and will promptly execute, acknowledge, deliver, file, notarize and register at its own expense all such additional agreements, instruments and documents and perform such other reasonable acts, as the Parties’ deem desirable to effectuate the purpose of the Agreement;

(c)

will promptly inform the Bank of the occurrence of any event which classify as an Event of Default under this Agreement and, upon receipt of a written request from the Bank, confirm to the Bank that, save for previously notified to the Bank or as notified in that confirmation, no such event has occurred;

(d)

will preserve its existence under Indonesian law and all of its rights and privileges, will keep all of its property useful or necessary in its business in good working condition, will conduct its business in an orderly, efficient and regular manner, will comply with the requirements of applicable law and make timely payments of all taxes;

(e)

the Borrower shall maintain with reputable insurance companies insurance on all its properties and assets, with coverage and in amounts normal and customary in the sound management of international business in the field of operations in which it is engaged;

(f)	will furnish to the Bank:

(i)

as soon as available and any event within 180 (one hundred eighty) calendar days after the close of each of its fiscal years, a copy of its annual financial statements, including a balance sheet as at the end of such fiscal year and the related statements of profit and loss and cash flow, with the opinion of a reputable independent public accountant, publish on its website http://www.indosat.com;

(ii)

as soon as available and in any event within 60 (sixty) calendar days after the close of each quarter of each of its fiscal years, a copy of its financial statements for the period from the beginning of such fiscal years to the last day of such quarter, including a balance sheet as at the close of such period and the related statements of profit and loss and cash flow, publish on its website http://www.indosat.com;

(iii)

as soon as available and in any event within 30 (thirty) calendar days after amendment of its Articles of Association or change of its members of the Board of Directors or Commissioners or change its shareholders or corporate structure send notice in writing to the Bank together with all supporting documents related thereto;

(iv)	promptly after the occurrence of any Event of Default, written notice setting forth the nature of such Event of Default and the steps being taken by it to remedy such Event of Default; and

(v)

from time to time, such other reasonable information regarding its business, affairs and financial condition as the Bank may request except for any information that would be deemed confidential and/or inside information according to prevailing Indonesian laws;

(g)

will keep proper books of record and account and upon reasonable request of the Bank, will give any authorized representative of the Bank access during normal business hours, and will permit such representative to examine, copy or make extracts from, all of its books, records and documents in its possession, save for any information that would be deemed confidential and/or inside information according to prevailing Indonesian laws;

(h)

at all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directives of any governmental authority having jurisdiction over the Borrower or its business;

(i)

duly pay and discharge all taxes, assessments and governmental charges of whatsoever nature and by whomsoever levied upon it or against its properties prior to the date on which penalties thereto attach, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower, adequate reserves having been set aside for the filings thereof; and make timely filings of all tax returns and governmental reports required to be filed or submitted by it under any applicable laws or regulations.

(j)	shall maintain:

-	the leverage ratio of the Borrower Net Debt to EBITDA to be not more than 4.0:1.0;

-	the minimum EBITDA to Interest Expense is 3 times; and

-	the leverage ratio of the Borrower Net Debt to Equity to be not more than 2.5:1.0

For the purpose of this clause, Interest Expense means, in relation to any period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalized) accrued by the Borrower in that period in respect of Advances.

Article 10

Negative Covenants

The Borrower also agrees that, so long as the Advance or any other amount payable hereunder is outstanding, the Borrower shall not without prior written approval of the Bank, provided that such approval shall not be unreasonably withheld:

(a)

enter into any transaction with any party other than on an arm’s length basis, and without limiting the foregoing, it will not engage in any transaction with any Affiliate on terms less favorable to the Borrower than would be obtainable at the time in comparable transaction of the Borrower in arm’s length dealings with a party other than such Affiliate (“Affiliate” means any shareholders, directors, officers or employees of the Borrower as well as any person which possesses, directly, or indirectly, the power to direct or cause the direction of the management and policies of Borrower, whether through voting rights, by contract or otherwise);

(b)

reorganize or consolidate with or merge into any other company except in relation to Qualified Asset Sale and will not materially alter the nature of its business as conducted on the date of the Agreement;

(c)

incur or suffer to exist any additional indebtedness for money borrowed or credit extended (including contingent indebtedness by guarantee or otherwise ) other than those incurred in the ordinary course of business, or make any loan to any person or entity (save in the ordinary course of business) or give any guarantee to or for the benefit of any person;

(d)	create, incur, assume or suffer to exist any security right (hak tanggungan) on its immovables, or encumber by means of fiduciary security rights or pledge any of its movable assets, except for:

(i)	Permitted Collateral or Guarantee; and

(ii)	any other security created or outstanding with the prior written consent of the Bank.

(e)	sell or dispose of Material part of its immovable or key assets in carrying out its business, except in its day-to-day course of business and/or is a Qualified Asset Sale.

Article 11

Events of Default

11.1	Each of the following events shall be an “Event of Default” for all purposes of the Agreement:

(a)	any amount whatsoever payable by the Borrower to the Bank under the Agreement shall not be paid in full when due and such non-payment continues for 3 (three) calendar days after such due date; or

(b)	the Borrower defaults in the due payment of any other loan payable to the Bank; or

(c)

the Borrower fails to perform any other covenants or agreements to be performed by it under the Agreement that has a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement, and such failure, if remediable, shall continue for 7 (seven) calendar days; or

(d)

any representation or warranty made or repeated by the Borrower in the Agreement or any other document furnished to the Bank under or in connection with the Agreement shall proven to have been incorrect in any material respect when made; or

(e)

the Borrower voluntary claims or it is held by any court of competent jurisdiction that the terms or any of the terms of this Agreement or any agreement are void, voidable or unenforceable (whether partially or otherwise) for any reason whatsoever; or

(f)

any license or approval now or hereafter necessary to enable the Borrower to comply with any of its obligations under the Agreement shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial to the interest of the Bank hereunder; or

(g)

the Borrower or its majority shareholders has default in the payment when due of any principal of or interest on any of its indebtedness hereunder or with any other creditor, now or hereafter existing, when due or payable or, by reason of breach or default on the part of any of them, any money payable by any of them becomes due or capable of being declared due prior to the date when it would otherwise have become due or any of them fails or is unable to honor any guarantee or indemnity when called upon to do so. However, no Event of Default will occur under this paragraph if the amount of such defaulted indebtedness is less then IDR 50,000,000,000 (fifty billion Rupiah) or its equivalent in other currencies; or

(h)

any governmental authority shall take any action to condemn, seize or appropriate any Material portion of the Borrower’s assets (either with or without payment of compensation), or shall have taken any other action which has material adverse effects of Borrower’s payment obligation under this Agreement; or

(i)

the Borrower is declared bankrupt or insolvent by a competent court by virtue of a final and binding decision, or the Borrower initiate voluntary bankruptcy proceedings (or any comparable proceedings under Indonesian law) or a moratorium is granted on the payment of debt in respect of the Borrower, or Material part of its asset; or

(j)

the Borrower without the prior written consent of the Bank resolves to be wound up or calls a meeting to consider such a resolution and such resolution or notice of meeting is not dismissed within 7 (seven) days after the filing thereof; or

(k)

the Borrower, without the prior written consent of the Bank, ceases or threatens to cease to carry on business, or sells or disposes of any Material part of its assets other than within the ordinary course of its business and/or other than a Qualified Asset Sale.

11.2

If there shall occur any Event of Default as defined above, then and in each such event the Bank may by written notice to the Borrower declare the entire principal amount of the Advance, interest accrued thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the same shall forthwith become due and payable, without further demand, presentment, protest or other notice whatsoever, all of which are expressly waived by the Borrower, and:

(a)	the Bank has no further obligation to disburse any further drawing of any of the credit facilities hereunder; whereupon the same shall be canceled and the remaining facility shall be reduced to zero.

(b)	the Borrower shall immediately pay:

(i)	all due but unpaid amounts owing by the Borrower to the Bank (including interest therein and default interest or other late payment charges);

(ii)	any balance of any disbursed Advance not repaid (including interest thereon), whether or not yet due and payable or whether or not the time designated for repayment has arrived; and

(iii)	all costs and expenses (including without limitation reasonably incurred legal and notarial fees) incurred by the Bank in enforcing its claim;

(c)	the Bank shall be entitled to exercise any of its other rights afforded to it by this Agreement, or by law.

11.3

The Borrower acknowledges that a default made by it hereunder shall constitute a default in the due and proper performance of every other obligation of it to the Bank whether relating to the amounts owing by Borrower to the Bank hereunder or any other moneys borrowed by the Borrower from the Bank pursuant to separate agreements.

11.4

The Bank shall have the prerogative to set off any and all funds credited into the bank accounts or time deposits with the Bank (if any), against all or part of the Indebtedness of the Borrower to the Bank. Such funds shall be utilized to repay all or part of the Indebtedness owing by the Borrower to the Bank.

The Borrower hereby authorizes the Bank to apply any credit balance to which the Borrower is entitled on any account of the Borrower with the Bank in satisfaction of any sum due and payable from the Borrower to the Bank hereunder but unpaid.

Article 12

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Republic of Indonesia.

Article 13

Dispute Settlement

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with the Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purpose of this Article 13, a “Dispute”), shall be referred to and finally resolved by arbitration under the arbitration rules of the Indonesia National Board of Arbitration (Badan Arbitrase Nasional Indonesia) (for the purpose of this Article 13, the “Rules”).

The Rules are incorporated by reference into this Article 13 and capitalized terms used in this Article 13 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

The number of arbitrators shall be three. The Parties shall each appoint 1 (one) arbitrator. The two arbitrators thus appointed shall select and propose the candidate of the third arbitrator to the Chairman. The Chairman shall, by considering the advise and suggestion from those two arbitrators, then appoint the third arbitrator who will be then presided the Tribunal. The Parties agree that the Rules shall apply in the event that either Party fails to appoint any or all arbitrators. The Parties agree that each Party shall solely bear the cost of the arbiter appointed by it (or by the Chairman in case such Party fails to do so) while the cost of the third arbitrator shall be apportioned between the Parties.

The seat, or legal place of arbitration, shall be Jakarta, Indonesia.

The language used in the arbitral proceedings shall be Indonesian language. All documents submitted in connection with the proceedings shall be in the Indonesian language, or, if in another language, accompanied by an Indonesian language translation.

The Parties agree that the operation of Article 48 and Article 70 of the Indonesian Arbitration Law (Law No. 30 of 1999) are waived.

Service of any Notice of Arbitration made pursuant to this Article 13 shall be by registered post at the address given for the sending of notices under this Agreement at sub-Article 14.2 (Notices).

The Tribunal shall produce a final and binding award within 6 months of the service of the Statement of Case. The Parties shall use their best efforts to assist the Tribunal in achieving this objective, and the Parties agree that this 6 month period shall only be extended in exceptional circumstances, which are to be determined by the Tribunal in its absolute discretion.

Save for the cost as specified under this Article 13, any cost incurred by the Parties in relation to the arbitration proceeding at the Indonesia National Board of Arbitration (Badan Arbitrase Nasional Indonesia) shall be borne by the Party that is obliged to do so pursuant to the arbitral award.

Article 14

Miscellaneous Provisions

14.1	Waiver

No failure on the part of the Bank to exercise and no delay in exercising and no course of dealing with respect to any right, power of privilege under the Agreement, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under the Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Agreement are cumulative and not exclusive of any remedies provided by law. The Agreement may be amended only by an instrument in writing signed by the party or parties intended to be bound.

14.2	Notices

Except as otherwise specified in the Agreement, all notices and other communications shall be in writing and shall be deemed to have been duly given when deposited in the mail, registered and postage prepaid, delivered to the telegraph office or transmitted by telex or facsimile (to be confirmed thereafter in writing), addressed to either party at its address as specified in the Schedule, or at such other address as each party shall have notified in writing to the other party, effective upon receipt.

14.3 Language

This Agreement is drawn up in the English and Indonesian language, and in the event of inconsistency or conflict between the two versions, the Indonesian text will prevail.

All notices, opinions and other documents given under or in connection with the Agreement, unless submitted in the Indonesian language, shall be accompanied by an Indonesian translation thereof; provided, that the Indonesian version thereof shall govern in case of conflict with the English version.

14.4	Severability

Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions and without affecting the validity or enforceability of such provisions in any other jurisdiction.

14.5	Benefit of the Agreement

This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assignees.

14.6	Assignment

The Bank may at any time assign any of its rights, benefit and obligations hereunder with prior written consent of the Borrower. Such consent must not be unreasonably withheld or delayed. The Borrower shall not be entitled to assign or transfer any of the Borrower’s rights, obligations or power hereunder.

14.7 Disclosure of Information

The Bank may disclose to any actual or potential assignee or to any person who may otherwise enter into a contractual relationship with the Bank in relation to this Agreement such information about the Borrower as the Bank shall consider appropriate.

14.8	Termination

The Parties hereby waives the provisions of Article 1266 of the Indonesian Civil Code and acknowledges that the Bank may unilaterally terminate this Agreement solely in accordance with its terms.

14.9	Set-off or “Kompensasi”

The Borrower hereby waives any right to and agrees not to make any claim of set off or “Kompensasi” as provided in Articles 1425 to 1435 of the Indonesian Civil Code and agrees not to make any counter claim in any action brought by the Bank to enforce its rights hereunder.

14.10	Power of Attorney

The Borrower hereby irrevocably appoints the Bank and each manager of the Bank severally to be its attorney to do all acts and things which may or ought to be done by the Borrower hereunder.

The powers of attorney granted in this Agreement constitute an integral and important part of this agreement, without which the Bank would not make the Advance to the Borrower. The said powers of attorney cannot therefore be revoked and shall not terminate for any reason whatsoever (save for revocation by the Bank) including the reasons mentioned in Article 1813, 1814 and 1816 of the Indonesian Civil Code.

14.11	Reports

The Borrower agrees that the obligation to report and effect all necessary filing and registration and obtain the approvals as may be required in any governmental decree (as the same may be amended, varied or supplemented) rest solely with the Borrower. In the event that for any reason whatsoever, any such legal requirement is not complied with, the Borrower shall not use such failure as the basis of any objection, defense or exception in any proceedings brought by the Bank or in relation to enforcement by the Bank of its rights and remedies under this Agreement or under any applicable law.

Notwithstanding anything contained in this Agreement, the Borrower agrees that the Bank shall have the right (but is not obliged) and shall be authorized to report the obligations of the Borrower under this Agreement, to file any periodic reports or other report with any relevant authority (including without limitation to Bank Indonesia, the Department of Finance or Minister of Finance of the Republic of Indonesia) and to obtain any approvals and authorizations as necessary to protect the Bank’s rights and interest hereunder.

14.12	Obligations of the Borrower

This Agreement and the liability of the Borrower hereunder shall not be affected or discharged:

(a)	by the Bank granting any guarantor or any person of any time or indulgence or consideration; or

(b)	by the Bank failing or neglecting to recover any part of the amounts owing by the Borrower to it hereunder; or

(c)	by any other acquiescence, delay, act, omission or mistake on the part of the Bank, any of its officers or any other person; or

(d)

by the loss, release, discharge, abandonment or transfer (whether wholly or partially and with or without consideration) of any securities, or any other security, judgment or negotiable instrument now or hereafter held or recovered by the Bank from or against the Borrower or any other person; or

(e)

to the extent permitted under applicable law, by the provisions of all statutes, decrees, legislation and regulations now or hereafter in force whereby in consequence either or both the powers, rights and remedies of the Bank and the obligations of the Borrower hereunder may be curtailed, suspended, postponed, defeated or extinguished.

14.13 Change	of Shareholding

Borrower shall notify Bank upon becoming aware of Ooredoo’s (previously Qatar Telecom) direct or indirect shareholding in the Borrower has in aggregate fallen below 51% (fifty one percent) of its entire issued share capital and when such change of shareholding becomes effective. Within 30 (thirty) calendar days following receipt of Borrower’s notification, Bank shall meet with Borrower and review in good faith the terms and conditions of this Agreement.

IN WITNESS WHEREOF the duly authorized representatives of the Parties have executed this Agreement as of the date first mentioned above.

THE BORROWER PT INDOSAT TBK

By:	/s/ Alexander Rusli
Name:	Alexander Rusli
Title:	President Director & CEO

By:	/s/ Stefan C. Carlsson
Name:	Stefan C. Carlsson
Title:	Director & CFO

THE BANK

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD

JAKARTA BRANCH

By:	/s/ Pancaran Affendi
Name:	Pancaran Affendi
Title:	Executive Vice President
Head of Corporate Banking and
Financial Institution

SCHEDULE

No.: 001

TO CREDIT AGREEMENT NO. 2013-0045954LN

December 23, 2013

BY AND BETWEEN

The Bank of Tokyo-Mitsubishi UFJ Ltd,

AS BANK

AND

PT. INDOSAT TBK. AS BORROWER

(“CREDIT AGREEMENT”)

This Schedule is an integral and inseparable part of the Credit Agreement. Capitalized terms used but not defined herein shall have the same meaning given to them in the Credit Agreement.

ITEM 1.	A. NAME OF BORROWER : PT INDOSAT TBK

Address:	Jl. Medan Merdeka Barat No.21
Jakarta Pusat

Telephone:	(62-21) 3000 3001
Facsimile:	(62-21) 3000 3757

B. COMPOSITION OF BORROWER’S SHAREHOLDERS:

Name	Shares (Seri A)	Shares (Seri B)	Amount (%)
Government of Indonesia	1	776,624,999	14.2922%
Ooredoo Asia Pte.LTD.	-	3,532,056,600	65%
Public	-	1,125,251,900	20.7080%

C. COMPOSITION OF BORROWER’S DIRECTORS:

President Director	: Alexander Rusli
Director	: Curt Stefan Carlsson
Director	: Fadzri Sentosa

D. COMPOSITION OF BORROWER’S D. COMMISSIONER:

-	President Commissioner:

Abdulla Mohammed S.A. Al-thani

-	Commissioner:

Dr.Nasser Mohammed Marafih

-	Commissioner: Rachmad Gobel
-	Commissioner : Rionald Silaban
-	Commissioner: Drs. Beny Roelyawan
-	Commissioner: Cynthia Alison Gordon
-	Independent Commissioner: Chris Kanter
-	Independent Commissioner:

Richard Farnsworth Seney

-	Independent Commissioner : Rudiantara
-	Independent Commissioner: Soeprapto

E. CAPITALIZATION OF BORROWER:

Capital	Shares	Amount
Authorized	20,000,000,000.-	2,000,000,000,000.-
Issued	5,433,933,500	543,393,350,000.-
Paid-Up	5,433,933,500	543,393,350,000.-

ITEM 2	CREDIT FACILITIES:

[X] REVOLVING *)

[            ] NON REVOLVING *)

Committed

*) Check if applicable:

AVAILABILITY PERIOD: from signing date of this Agreement up to 1 (one) day prior to the Maturity Date.

MATURITY DATE: 36 (thirty) months after the signing date of this Agreement.

APPROVED PURPOSE: For working capital, capital expenditure and general corporate funding.

FACILITY: Committed Revolving Loan.

CURRENCY: Indonesian Rupiah (IDR) only.

FACILITY AMOUNT: IDR 250,000,000,000.00 (say Indonesian Rupiah Two Hundred and Fifty Billion Rupiah only).

ITEM 3.	INTEREST PER ANNUM:

2.45% (two point four five percent) per annum above JIBOR (as defined below)

ITEM 4.	ADDITIONAL CONDITIONS PRECEDENT:

A. SECURITY DOCUMENTS: None

B. OTHERS: None

ITEM 5.	INSURANCE: Not Required

ITEM 6.	SPECIAL CONDITIONS:

(a)	Definition:

“JIBOR” means, in relation to any Advance and any Interest Period relating thereto, the average interest rate for Rupiah for the relevant Interest Period displayed on the appropriate page of [the Thomson Reuters Screen/ Bank Indonesia website] on two (2) Business Days prior to the commencement of such Interest Period. For this purpose, the “Thomson Reuters Screen” means the display designated as “JIBOR” page on the Thomson Reuters monitor system or such other page as may replace “JIBOR” page on that system, for the offering of deposits in Rupiah for a period comparable to the Interest Period for that Advance.

(b)

The utilization of each Advance under the Credit Facility shall be subject to the completion by the Borrower and satisfactory to the Bank of all Conditions Precedent set out in Article 3 of the Credit Agreement.

(c)	Not Maturity by Origination.

(d)	Single currency clause (IDR currency only).

(e)	Maximum lending term of the Credit Facility is 36 (thirty six) months from the signing date of this Agreement.

(f)	Maximum Interest Period of each Advance under the Credit Facility is 6 (six) months.

(g)

Commitment fee at the rate 0.25% (zero point two five per cent) per annum on undrawn amount of the Credit Facility and shall be payable on a quarterly basis in arrears. Commitment fee shall be calculated from 1 (one) month after the Agreement date to the end of the Availability Period.

(h)	Upfront fee at the rate 0.9% flat (zero point nine per cent) of the Facility Amount, which is payable to the Bank on the date of first drawdown of Advance.

Executed on this December 23, 2013 by the authorized representatives of the Parties.

THE BORROWER		BANK
PT INDOSAT TBK		The Bank of Tokyo-Mitsubishi UFJ, Ltd. Jakarta Branch

By:	/s/ Alexander Rusli	By:	/s/ Pancaran Affendi
Name:	Alexander Rusli	Name:	Pancaran Affendi
Title:	President Director & CEO	Title:	Executive Vice President Head of Corporate Banking and Financial Institution

By:	/s/ Stefan C. Carlsson
Name:	Stefan C. Carlsson
Title:	Director & CFO

Exhibit A

Notice of Borrowing

(LETTERHEAD OF BORROWER)

Date: (at least two (2) business days prior to the proposed date of borrowing)

XXX

address

(the “Bank”)

NOTICE OF BORROWING

Gentlemen,

PT                    (the “Borrower”) hereby proposes in accordance with the Credit Agreement dated on the             (the “Credit Agreement”) that an advance be made as follows:

Amount:

Period:	to

Interest Rate:

Interest Period:	months

Advance to be credited to:	[Borrower’ designated account]

The Borrower hereby certifies to you that as of the date of this notice:

(i)	there exists no Event of Default and no event which with the giving of notice or passing of time or both would constitute an Event of Default,

(ii)	that all representations and warranties of the Borrower set forth in the Credit Agreement are true and correct as of the date of this notice as if made on this date; and

(iii)	that all conditions precedent specified in the Credit Agreement have been fulfilled.

This Notice of Borrowing is drawn up in the English and Indonesian language, and in the event of inconsistency or conflict between the two versions, the Indonesian text will prevail.

Terms used but not defined herein shall have the same meaning as given to them in the Credit Agreement.

Very Truly Yours,

PT

Name:

Title:

By:
Name:
Title: